PRIMEHOLDINGS.COM, INC.

                                  February 1, 2001

Mr. Daniel Horwood
Office of Small Business
Securities and Exchange Commission
Mail Stop 3-4
450 Fifth Street, N.W.
Washington, D.C. 20549-0404

      Re:      PrimeHoldings.com, Inc. (the "Company")
               Application for Withdrawal of Registration Statement on Form 10-SB (No. 0-30457)

Dear Mr. Horwood:

         On December 4, 2000, the Company filed a registration statement on Form 10-SB. Effective immediately, the Company hereby requests that the registration statement be withdrawn. If you have any questions regarding this matter please contact our attorney, Mark Griffin, at (801) 364-1100. Thank you for your assistance in this matter.

                                                      Very truly yours,

                                                      PrimeHoldings.com, Inc.

                                                      /s/ Thomas E. Aliprandi
                                                      President